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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 14, 2003

                          CAROLINA BANK HOLDINGS, INC.
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             (Exact name of Registrant as specified in its charter)

      North Carolina               000-31877                  56-2215437
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(State or other jurisdiction  (Commission File No.) (IRS Employer Identification
      of incorporation)                             number)

                    2604 LAWNDALE DRIVE, GREENSBORO, NC 27408
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                    (Address of principal executive offices)

Registrant's telephone number, including area code (336) 288-1898

                                 Not Applicable
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                 (Former address of principal executive offices)

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Item 5.  Other Events.

The Registrant announced that for the period ended March 31, 2003, total assets increased 29% to $194,931,000, net loans increased 27% to $141,500,000 and deposits increased 30% to $161,743,000. Net income for the period ended March 31, 2003 increased $230,000, or 164%, compared to that of the period ended March 31, 2002. Earnings per share for the period ended March 31, 2003 increased 50% to $0.12. The increase in earnings per share was not proportional because the Registrant issued 805,000 new shares of its common stock in a successful secondary offering in December 2002, which were not outstanding at March 31, 2002. The Registrant presented selected financial information on a quarterly basis for the period ended March 31, 2003, as well as year-end results for the years ended December 31, 2002, 2001 and 2000. This unaudited selected financial information is attached to Registrant's press release.

The Registrant also disclosed that it has acquired property in Asheboro, NC which will serve as the location of its next full-service branch office. The Registrant currently expects that this office, which will incorporate the Registrant's existing loan production office located in Asheboro, will open for business during the fourth quarter of 2003.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CAROLINA BANK HOLDINGS, INC.

                                   By: /s/ Robert T. Braswell
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                                       Robert T. Braswell
                                       President and Chief Executive Officer

Dated: April 15, 2002

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                                  EXHIBIT INDEX

Exhibit
Number                      Description of Exhibit
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 99.1                            Press Release

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